AMENDMENT NO. 3 TO THE
AMENDED AND RESTATED DECLARATION OF TRUST OF
OPPENHEIMER INTERNATIONAL SMALL COMPANY FUND

Establishment and Designation of Classes of

Shares of Beneficial Interest of the Trust

This Amendment Number 3 is made as of September 15, 2011 to the Amended and Restated Declaration of Trust of Oppenheimer International Small Company Fund (the “Trust”), dated as of December 14, 2000, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Oppenheimer International Small Company Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated June 23, 1997, as amended and restated as of December 14, 2000 (the “Declaration of Trust”);

WHEREAS, the Trustees, acting pursuant to paragraph 12 of Article NINTH, of the Declaration of Trust, further amended the Declaration of Trust as of September 10, 2002 and August 10, 2005;

WHEREAS, the Trustees, pursuant to Parts 1, 2 and 3 of Article FOURTH, of the Declaration of Trust, have determined that it is advisable to establish and designate an additional class of Shares to the Fund;

WHEREAS, the Trustees have determined that to better reflect the power granted by subsection(s) of Part 4 of Article SEVENTH separately with respect to each Class, it is advisable to amend Part 7 of Article NINTH;

NOW, THEREFORE, pursuant to Parts 1, 2 and 3 of Article FOURTH and paragraph 12 of Article NINTH, of the Declaration of Trust, the Declaration of Trust is supplemented and amended as follows:

Article FOURTH Part 2 of the Declaration of Trust is amended by deleting the second paragraph of said Part 2 and replacing it with the following paragraph:

“The relative rights and preferences of Class A Shares, Class B Shares, Class C Shares, Class N Shares, Class Y Shares and Class I Shares shall be the same in all respects except that, and unless and until the Board of Trustees shall determine otherwise: (i) when a vote of Shareholders is required under this Declaration of Trust or when a meeting of Shareholders is called by the Board of Trustees, the Shares of a Class shall vote exclusively on matters that affect that Class only; (ii) the expenses and liabilities related to a Class shall be borne solely by such Class (as determined in the manner established by the Trustees and allocated to such from time to time in a manner consistent with Parts 2 and 3 of Article FOURTH); and (iii) pursuant to paragraph 10 of Article NINTH, the Shares of each Class shall have such other rights and preferences as are set forth from time to time in the then effective prospectus and/or statement of additional information relating to the Shares. Dividends and distributions on the Class A, Class B, Class C, Class N, Class Y Shares and Class I Shares may differ from the dividends and distributions on any other such Class, and the net asset value of Class A, Class B, Class C, Class N, Class Y Shares and Class I Shares may differ from the net asset value of any other such Class.”

Article FOURTH Part 3 of the Declaration of Trust is amended by deleting the first paragraph of said Part 3 and replacing it with the following paragraph:

“3.      Without limiting the authority of the Trustees set forth in Part 1 of this Article FOURTH to establish and designate any further Series, the Trustees hereby establish one Series of Shares having the same name as the Trust, and said Shares shall be divided into six Classes, which shall be designated Class A, Class B, Class C, Class N, Class Y and Class I Shares. The Shares of that Series and any Shares of any further Series or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:”

Article NINTH Part 7 of the Declaration of Trust is amended by deleting the first paragraph of said Part 7 and replacing it with the following paragraph:

“7. The Board of Trustees is empowered to cause the redemption of the Shares of any Class held in any account or the conversion of those Shares to Shares of a different Class, if the aggregate net asset value of such Shares (taken at cost or value, as determined by the Board) has been reduced below a minimum amount established for such Class by the Board of Trustees and set forth from time to time in the effective prospectus and/or statement of additional information, upon such notice to the shareholder in question, with such permission to increase the investment in question and upon such other terms and conditions as may be fixed by the Board of Trustees in accordance with the 1940 Act.”